Exhibit 99.1

FBC Holdings and Super Rad Complete Merger

Company is extremely excited for Launch at Comic Con in San Diego

Los Angeles, CA (2011) – FBC Holdings and Super Rad Corporation (OTCQB: FBCD) are extremely pleased to announce the completion of the Asset Purchase Agreement between the companies, first disclosed in August of 2010. “While we have been one unified company since the initial announcement of our merger, this agreement finalizes the transition of FBC Holdings to Super Rad Industries. “I am so excited that the Asset Purchase Agreement is now finalized and am so excited to continue to work with Sid Richlin and the team we have built over the last 8 months,” said LeClerc, CEO of FBC Holdings Inc. “We are excited and grateful to work with Mr. LeClerc, and we anticipate a great launch at Comic Con. Our projects are progressing according to schedule and our management team is looking forward to a prosperous future” said Sidney Richlin.

The Company has asked for the opinion of counsel as to whether an 8k and or a Super 8k are needed. We will deliver any and all documentation deemed necessary. “We understand that is announcement is later than what we had anticipated on the conference call but we wanted to make sure that all was done correctly and in coordination with our licenses and partners. “I believe that our future is bright and am so excited about the short and long term prospects” said LeClerc.

About Super Rad Industries

Since 2006, Super Rad Toys has been at the forefront of the collectible art world, by producing innovative and high-quality vinyl collectibles that have gained an excellent reputation with collectors on a global basis. The founder’s aspired to create original and inspired vinyl collectibles to be acquired and cherished in the same way traditional art collectors do fine art. They specialize in translating licensing, branding concepts and turning intellectual property into tangible products including toys, figures, house wares, apparel, and collectibles. As a result, the company has secured a portfolio of intellectual property and through various acquisitions of licenses, properties, and rights to utilize highly visible product brands.

Today, Super Rad Industries’ team of professionals are continuing the success of identifying valuable intellectual property and trends, securing licensing and solidifying business relationships to insure the intellectual property rights, and designing products, in order to provides the highest quality of products and collectibles to consumers and fans.

For more information about Super Rad Industries products, contact Super Rad Industries at (310) 836-5990. Visit the Super Rad Industries Website at http://www.superradindustries.com